Exhibit 99.1

MORTGAGEIT HOLDINGS NAMES GLENN J. MOURIDY AS

PRESIDENT, CHIEF FINANCIAL OFFICER

Company Strengthens Finance Executive Teams at REIT and Mortgage Banking Subsidiary

New York, NY – November 1, 2004 – MortgageIT Holdings, Inc. (NYSE: MHL), a residential mortgage company organized as a real estate investment trust (REIT), today announced the appointment of mortgage industry executive Glenn J. Mouridy to the positions of President and Chief Financial Officer.  Among other duties, Mr. Mouridy will be responsible for financial management, loan portfolio management, and capital markets activities.  Mr. Mouridy, 50, most recently served at Chase Home Finance (“CHF”), a business unit of JPMorgan Chase, as Executive Vice President – Operations and Risk Management, and prior to that as its Chief Financial Officer.

“Glenn is an exceptional complement to the MortgageIT team, an accomplished executive who has driven growth at the highest echelon of the U.S. mortgage industry,” said MortgageIT Holdings Chairman and CEO Doug Naidus in announcing the appointment.  “In addition to his key role in building Chase’s leadership position in residential mortgage finance, he brings a broad range of financial and mortgage banking expertise encompassing financial management, strategic planning, servicing operations, risk management, structured finance and M&A, complemented by his specialty in tax accounting and a strong legal background.  Glenn will provide excellent leadership for the broad, capable financial management teams we have in place at both our REIT and our national lending subsidiary, MortgageIT, Inc.”

Mr. Mouridy’s 10-year tenure at CHF and its predecessor companies spanned Chase’s rise to national prominence in mortgage banking.  During his eight years as the unit’s Chief Financial Officer, CHF enjoyed significant earnings growth and became an industry leader in profitability.  In addition, during his tenure, CHF grew origination volume to over $75 billion and servicing balances to $362 billion.  At the time of his departure, Mr. Mouridy oversaw a loan servicing operation that had grown to $430 billion and an underwriting group responsible for $180 billion in loan originations annually, among other key executive responsibilities.

Earlier in his career, Mr. Mouridy served in various CFO roles, and immediately prior to joining CHF was director of structured finance for Coopers & Lybrand.  He previously worked as a CPA and an attorney.

“Joining MortgageIT is a terrific opportunity to work with Doug and his talented executive team, and to apply my experience taking a mortgage lending operation from national scale to national leadership,” said Mr. Mouridy.  “What attracted me to the Company is its entrepreneurial, success-driven culture and already-well-rounded team of mortgage lending, financial and executive talent.  The Company has accomplished much already since its IPO, and I’m looking forward to helping continue the momentum.”

MortgageIT, Inc. subsidiary names Epstein CFO; adds Radin to oversee capital markets activities

In conjunction with Mouridy’s appointment, MortgageIT Holdings also made two key appointments to broaden the financial team at its taxable REIT subsidiary, MortgageIT, Inc.  The Company named Donald Epstein to the position of Chief Financial Officer of MortgageIT, Inc.

Epstein has served as the top finance executive for MortgageIT’s lending operations since 2002 and has assisted the organization as Chief Financial Officer of the REIT parent company since its IPO on July 30, 2004. During his career, he has held senior finance and accounting positions at Providian Financial, PricewaterhouseCoopers LLP, and Bank of America, and was formerly the Chief Financial Officer of Cal Fed Mortgage Company.

“Don has been invaluable in contributing to the development of our finance team.  I believe our finance team is now world class—sufficiently deep to drive our business as it grows to fulfill its promise,” said Mr. Naidus.

Additionally, veteran mortgage finance and capital markets specialist Jack Radin joined MortgageIT, Inc. Reporting to Phillip Kukafka, Chief Lending Officer, Mr. Radin is overseeing trading, hedging and secondary markets activities, as well as product development.  He joins MortgageIT from E*Trade Financial, where as Director of Mortgage Finance he managed secondary marketing and capital markets activities for all of E*Trade’s mortgage lending channels, as well as all whole loan acquisitions for the company.  Mr. Radin’s 25-year mortgage and financial services career also includes 10 years as a top executive of Weyerhauser Mortgage Co., a leading subprime wholesale lender.  In his role there, he managed the risk management/mortgage administration function and served as the company’s central asset manager, among other responsibilities.

About MortgageIT Holdings, Inc.

MortgageIT Holdings, Inc. (NYSE: MHL) was formed to act as the holding company of MortgageIT, Inc. (MortgageIT), its wholly owned residential mortgage lending subsidiary.  MortgageIT is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States.  MortgageIT originates single-family residential mortgage loans of all types, with particular focus on prime adjustable-rate (ARM) and fixed-rate, first-lien residential mortgage loans.  MortgageIT Holdings is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes.  MortgageIT is organized and operates as MortgageIT Holdings’ taxable REIT subsidiary.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to fund a fully-leveraged, self-originated loan portfolio, our anticipated loan funding volume and our ability to successfully complete a securitization transaction. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  MortgageIT Holdings can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from MortgageIT Holdings’ expectations include, but are not limited to, MortgageIT’s continued ability to originate new loans, including loans that we deem suitable for our securitization portfolio; changes in the capital markets, including changes in interest rates and/or credit spreads; and other risks detailed in MortgageIT Holdings’ Registration Statement on Form S-11 that was declared effective by the Securities and Exchange Commission (SEC) on July 29, 2004 and from time to time in MortgageIT Holdings’ SEC Reports. Such forward-looking statements speak only as of the date of this press release. MortgageIT Holdings expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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For additional information contact:

Investors

Sean McGrath

MortgageIT Holdings, Inc.

646-346-8700

Media

Joe Lobello

Brainerd Communicators, Inc.

212-986-6667